UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 16, 2018

KINDER MORGAN, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-35081 (Commission File Number)	80-0682103 (I.R.S. Employer Identification No.)

1001 Louisiana Street, Suite 1000
Houston, Texas 77002
(Address of principal executive offices, including zip code)

713-369-9000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry into a material Definitive Agreement.

On November 16, 2018 (the “Closing Date”), Kinder Morgan, Inc. (the “Company”), as borrower, entered into (a) a Revolving Credit Agreement (the “5-Year Credit Facility”) with the lenders listed on the signature pages to such agreement and Barclays Bank PLC, as administrative agent (“Barclays”), and (b) a Revolving Credit Agreement (the “364-Day Credit Facility” and, together with the 5-Year Credit Facility, the “New Credit Facilities”) with the lenders listed on the signature pages to such agreement and Barclays, as administrative agent. The 5-Year Credit Facility provides for up to $4.0 billion in borrowings from time to time by the Company, which can be increased up to $5.0 billion if certain conditions are met, and will mature five years following the Closing Date. The 5-Year Credit Facility also includes a $500.0 million sublimit for the issuance of letters of credit. The 364-Day Credit Facility provides for up to $500.0 million in borrowings from time to time by the Company and will mature 364 days following the Closing Date.

The New Credit Facilities replaced the $5 billion revolving facility set forth in the Credit Agreement (the “Existing Credit Agreement”) dated as of September 19, 2014, and amended as of January 26, 2016, among the Company, the lenders and agents party thereto, including Barclays, as administrative agent, which was repaid and terminated on the Closing Date. Borrowings under the Revolving Credit Facilities may be used for working capital and other general corporate purposes.

Interest on the New Credit Facilities will be calculated based on either (a) LIBOR plus an applicable margin ranging from 1.000% to 2.000% per annum based on the Company’s credit rating or (b) the greatest of (1) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, (2) the Prime Rate in effect for such day, and (3) an adjusted LIBOR for a Eurodollar Loan with a one-month interest period that begins on such day plus 1%, plus, in each case, an applicable margin ranging from 0.100% to 1.000% per annum based on the Company’s credit rating.
Certain subsidiaries of the Company are guarantors of the Company’s obligations (a) under the 5-Year Credit Facility pursuant to a guaranty agreement executed in connection with the 5-Year Credit Facility and (b) under the 364-Day Credit Facility pursuant to a guaranty agreement executed in connection with the 364-Day Credit Facility.
The New Credit Facilities contain financial and various other covenants that apply to the Company and its subsidiaries and are common in such agreements, including a maximum ratio of Consolidated Net Indebtedness to Consolidated EBITDA (each as defined in the 5-Year Credit Facility and 364-Day Credit Facility, as applicable) of 5.50 to 1.00, for any four-fiscal-quarter period. Other negative covenants include restrictions on the Company’s and certain of its subsidiaries’ ability to incur debt, grant liens, make fundamental changes or engage in certain transactions with affiliates, or in the case of certain material subsidiaries, permit restrictions on dividends, distributions or making or prepayments of loans to the Company or any guarantor. The New Credit Facilities also restrict the Company’s ability to make certain restricted payments if an event of default (as defined in the 5-Year Credit Facility and the 364-Day Credit Facility) has occurred and is continuing or would occur and be continuing.
The New Credit Facilities contain customary events of default (in some cases, subject to grace periods), including, among others, (a) non‑payment; (b) non-compliance with covenants; (c) payment default under, or acceleration events affecting, certain other indebtedness of the Company or certain of its subsidiaries; (d) bankruptcy or insolvency events involving the Company or certain of its subsidiaries and (e) a change in control of the Company.
If an event of default under the 5-Year Credit Facility or under the 364-Day Credit Facility exists and is continuing, the lenders may terminate their commitments and accelerate the maturity of the Company’s outstanding obligations under the 5-Year Credit Facility or 364-Day Credit Facility, respectively.
Affiliates of certain of the lenders under the 5-Year Credit Facility and the 364-Day Credit Facility have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to the Company and its affiliates in the ordinary course of business, for which they have received, and may receive in the future, customary fees and commissions.

Item 1.02.  Termination of a Material Definitive Agreement.

On November 16, 2018, in connection with entering into the New Credit Facilities described above, the Company terminated the Existing Credit Agreement. The information set forth in Item 1.01 above is incorporated by reference in this Item 1.02 in its entirety.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference in this Item 2.03 in its entirety.

S I G N A T U R E

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINDER MORGAN, INC.

Dated: November 20, 2018	By:	/s/ David P. Michels
David P. Michels Vice President and Chief Financial Officer

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